Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “33 ACT”) OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 33 ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE 33 ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 33 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

To Purchase Shares of the Common Stock of

TRULIA, INC.

Dated as of February 14, 2011 (the “Effective Date”)

1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK; NUMBER OF SHARES; EXERCISE PRICE.

The Company hereby grants to AKA Search LLC (the “Warrantholder”), and the Warrantholder is hereby entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Trulia, Inc., a Delaware corporation (the “Company”), an aggregate of One Hundred Thirty Three Thousand Nine Hundred Forty (133,940) shares of the Company’s Common Stock (“Warrant Shares”) at the exercise price of $1.43 per share (as adjusted pursuant to the terms hereof, the “Exercise Price”), all of which shall be immediately exercisable (the “Warrant”). The number and purchase price of such shares are subject to adjustment as provided in Section 4.2 hereof.

2. TERM OF THE WARRANT.

Subject to the terms and conditions set forth herein, Warrantholder shall be entitled to purchase and exercise this Warrant at any time on or after the Effective Date and until the earliest to occur of (a) February 14, 2016, (b) immediately prior to the closing of an IPO (as defined below), or (c) immediately prior to the closing of a Change of Control. The Company shall notify the the Warrantholder in writing at least fifteen (15) days prior to (a) the closing the IPO, or (b) the effective date of a Change of Control. A “Change of Control” shall mean a “Deemed Liquidation” as such term is defined the the Company’s Certificate of Incorporation, as may be amended from time to time.

3. EXERCISE OF THE PURCHASE RIGHTS.

The purchase rights set forth in this Warrant shall be exercisable, in whole or in part, at any time, or from time to time, within the purchase period set forth in Section 2 above, by tendering to the Company at its principal office (i) a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed, (ii) this Warrant for surrender, and, if applicable, (iii) payment of the purchase price in accordance with the terms set forth below. Promptly upon exercise as set forth in the preceding sentence, and in no event later than ten (10) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased or, if the Warrantholder’s exercise is conditioned upon the closing of a Change of Control, a pro rata portion of the consideration received by the holders of Common Stock upon the consummation of such Change of Control, and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Exercise Price may be paid at the Warrantholder’s election either (i) by cash, cashier’s check, or wire transfer of immediately available funds pursuant to the Company’s wire instructions in an amount equal to the aggregate exercise price of the shares being purchased, or (ii) by the surrender of this Warrant (“Net Issuance”) as set forth below. If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock or other consideration, as the case may be, in accordance with the following formula:

X	=	Y(A-B)
A

Where:	X	=	the number of shares of Common Stock to be issued to the Warrantholder pursuant to a Net Issuance.

	Y	=	the number of shares of Common Stock requested to be exercised under this Warrant.

	A	=	the current Fair Market Value of one (1) Warrant Share on the date of such calculation.

	B	=	the Exercise Price.

“Fair Market Value” of a Warrant Share shall mean:

(a) if the Net Issuance exercise is in connection with a Change of Control, the value of the consideration (determined, in the case of noncash consideration, in good faith by the Company’s Board of Directors, whose determination shall be conclusive) to be received pursuant to such transaction by the holder of one (1) share of Common Stock;

(b) if the Net Issuance exercise is in connection with the closing of a firm commitment underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as Amended (the “33 Act”) (an “IPO”), the price (before deducting commission, discounts or expenses) at which the Common Stock is sold in such IPO; and

(c) In all other cases, the fair value as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended and restated Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

4. ADJUSTMENTS; TERMINATION OF WARRANT UPON CERTAIN EVENTS.

4.1 Adjustment Rights

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Reclassification of Shares. If there at any time shall occur, by combination, reclassification, exchange or subdivision of securities or otherwise, a change in any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes or into the right to receive any other asset or any combination of the foregoing, this Warrant shall thereafter represent the right to acquire such number and kind of securities and/or assets as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change. Appropriate adjustments (as determined by the Company’s Board of Directors, whose determination shall be conclusive) shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4.1(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, the number of shares that may be purchased pursuant to the terms of this Warrant shall be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate adjustments (as determined by the Company’s Board of Directors, whose determination shall be conclusive) shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4.1(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Stock Dividends. If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6. NO RIGHTS AS STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrant has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s charter or bylaws.

(c) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 8 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 33 Act, and (ii) the qualification requirements of the applicable state securities laws.

8. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Acquisition Entirely for Own Account. The Warrantholder understands that this Warrant is made with the Warrantholder in reliance upon such Warrantholder’s representation to the Company, which by such Warrantholder’s execution of this Warrant the Warrantholder hereby confirms, that the Warrant will be acquired for investment for the Warrantholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Warrantholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Warrantholder further represents that such Warrantholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Warrant and any underlying securities.

(b) Investment Experience. The Warrantholder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and any underlying securities.

(c) Restricted Securities. The Warrantholder understands that the Warrant and Warrant Shares have not been, and will not be, registered under the 33 Act, by reason of a specific exemption from the registration provisions of the 33 Act which depends upon, among other things, the bona fide nature of the acquisition intent and the accuracy of such Warrantholder’s representations as expressed herein. The Warrantholder understands that the Common Stock issued upon exercise of the Warrant is characterized as “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Warrantholder must hold the Warrant indefinitely unless subsequently registered with the Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Warrantholder acknowledges that the Company has no obligation to register or qualify the Warrant or Warrant Shares for resale. The Warrantholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrant or Warrant Shares, and on requirements relating to the Company which are outside of the Warrantholder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Warrantholder further agrees not to make any disposition of all or any portion of the Warrant or Warrant Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 8 provided and to the extent this Section 8 is then applicable, and:

(i) There is then in effect a Registration Statement under the 33 Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii) (x) The Warrantholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by the Company, the Warrantholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of this Warrant under the 33 Act.

(e) Economic Risk. The Warrantholder understands that the Company has a very limited financial and operating history and that an investment in the Company involves substantial risks. The Warrantholder further understands that the acquisition of this Warrant and any Warrant Shares received pursuant to exerice of this Warrant will be a highly speculative investment. The Warrantholder is able, without impairing such Warrantholder’s financial condition, to hold this Warrant or Warrant Shares for an indefinite period of time and to suffer a complete loss of such Warrantholder’s investment.

(f) Further Representations by Foreign Investors. If a Warrantholder is not a citizen of the United States, such Warrantholder hereby represents that it is satisfied as to the full observance of the laws of such Warrantholder’s jurisdiction in connection with any invitation to subscribe for this Warrant or any use of this Warrant, including (i) the legal requirements within its jurisdiction for the transfer of the Warrant, (ii) any foreign exchange restrictions applicable to such transfer, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or subsequent transfer of this Warrant. The Warrantholder’s acquisition of and continued beneficial ownership of this Warrant, will not violate any applicable securities or other laws of such Warrantholder’s jurisdiction.

(g) No Public Market. The Warrantholder understands that no public market now exists for any securities issued by the Company, and that the Company has made no assurances that a public market for the securities will ever exist.

(h) No Legal Tax, or Investment Advice. The Warrantholder has had an opportunity to review the United States federal, state, local, and foreign tax consequences of its acquisition of the Warrant from the Company. The Warrantholder understands that nothing in this Warrant or any other materials presented to the Warrantholder in connection with its acquisition of the Warrant constitutes legal, tax, or investment advice. The Warrantholder has consulted such legal, tax, and investment advisors as the Warrantholder, in its sole discretion, has deemed necessary or appropriate in connection with the acquisition of this Warrant. THE WARRANTHOLDER ACKNOWLEDGES THAT IT SHALL BE RESPONSIBLE FOR ITS OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF ITS ACQUISITION OF THE WARRANT OR WARRANT SHARES FROM THE COMPANY.

(i) Legends. The Warrantholder understands that the share certificate(s) evidencing the Warrant Shares issued hereunder shall be endorsed with legend(s) substantially similar to the following:

(i) “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN STOCK EXCHANGE AGREEMENT AMONG THE HOLDER OF THE SECURITIES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY;”

(ii) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED;”

(iii) Any legend required by the laws of any state or foreign jurisdiction, to the extent that such laws are applicable to the securities represented by the certificate so legended.

(iv) Any legend required by the Bylaws or Certificate of Incorporation of the Company; and

(v) Any legend required by any agreement between the Warrantholder and either the Company or any other stockholder of the Company.

9. TRANSFERS.

(a) The Company shall maintain a register containing the name and address of the registered holder(s) of this Warrant. The registered holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(b) This Warrant may not be transferred or assigned without the consent of the Company.

(c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(d) Warrantholder acknowledges and agrees that the transfer of this Warrant or the Warrant Shares is subject to a right of first refusal in favor of the Company contained in the Bylaws of the Company.

(e) Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10. MARKET STANDOFF.

Warrantholder hereby agrees that, during the period of duration (up to, but not exceeding, one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each stockholder until the end of such period, and Warrantholder agrees that, if so requested, Warrantholder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 10.

11. MISCELLANEOUS.

(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company and the Warrantholder on the Effective Date.

(b) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant.

(c) Governing Law. This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(d) Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Notices.

(i) Notice of Adjustments. Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 4 above, the Company shall provide written notice to the Warrantholder of such adjustment. Each such written notice shall set forth, in reasonable detail, to the extent applicable, (A) the event requiring the adjustment, (B) the method by which such adjustment was calculated, (C) the Exercise Price, and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment.

(ii) Notice as to Certain Events. In case: (A) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; (B) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any Change of Control; (C) of any voluntary dissolution, liquidation or winding-up of the Company; (D) of any redemption or conversion of all outstanding Common Stock; or (E) the Company shall propose to file an IPO, then, and in each such case, the Company will mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (w) the anticipated date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (x) the anticipated date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, or (y) the anticipated date on which the Company expects its first registration statement with the SEC to become effective.

(iii) Method of Giving Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth), two (2) days after deposit with an internationally-recognized overnight courier, or three (3) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at 368 Pine Hill Road, Mill Valley, CA 94941 and (ii) to the Company at 116 New Montgomery Street, Suite 300, San Francisco, CA 94105, Attention: Chief Executive Officer, or at such other address as any such party may subsequently designate by written notice to the other party.

(f) Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(g) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(h) Amendments. Any provision of this Warrant may be amended or waived (either retroactively or prospectively and either generally or in a particular instance) by a written instrument signed by the Company and by the Warrantholder.

(i) Successors and Assigns. This Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY

TRULIA, INC.

By:	/s/ Peter Flint

Name:	Peter Flint

Title:	CEO

WARRANTHOLDER

By:	/s/ AKA SEARCH LLC

Name:	Abby Anderson

Title:	Founder and principal

EXHIBIT I

NOTICE OF EXERCISE

To: Trulia, Inc.; Attention: Chief Executive Officer

(1)	The undersigned Warrantholder hereby elects to purchase shares of the Common Stock of Trulia, Inc. (the “Company”), a Delaware corporation, pursuant to the terms of the Warrant effective as of February 14, 2011 (the “Warrant”) between the Company and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any. [This Notice of exercise is being delivered in connection with a proposed [Change of Control/IPO] (as defined in the Warrant) and shall be effective immediately prior to the effective date of such transaction.]

(2)	In exercising its rights to purchase the Common Stock of the Company, the undersigned hereby confirms and acknowledges the investment representations and covenants made in Section 8 of the Warrant.

(3)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

Warrantholder:

By:

Name:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned hereby acknowledges receipt of the “Notice of Exercise” from             , to purchase              shares of the Common Stock of Trulia, Inc., a Delaware corporation, pursuant to the terms of the Warrant, and further acknowledges that              shares remain subject to purchase under the terms of the Warrant.

TRULIA, INC.

By:

Name:

Date: